Exhibit 99.1

For Immediate Release

Contact:	For Calavo Growers, Inc.:	For Limoneira Company:
	Lee Cole 805-921-3243 leec@calavo.com or Jerry Freisleben Foley/Freisleben LLC 213-955-0020 freisleben@folfry.com	Harold Edwards 805-525-5541, ext. 236 hedwards@limoneira.com or Diane Rumbaugh Rumbaugh Public Relations 805-493-2877 rumbaugh@earthlink.net

CALAVO GROWERS AND LIMONEIRA COMPANY
FORM ALLIANCE THROUGH EQUITY OWNERSHIP STAKES

Transaction Highlights Include:
•	Calavo To Pack and Market 7 to 10 Million Pounds Annually of Limoneira Avocados, Representing Substantial Incremental Volume Increase
•	Calavo Relocates Corporate Headquarters to Offices on Limoneira’s Santa Paula Ranch
•	Limoneira Holdings Include 7,000 Acres of Well-Situated Agricultural Land with Development Prospects
•	Companies to Consider Developing New Avocado Packinghouse on Limoneira Ranch Land
•	Complementary Business Segments Offer Synergies, New Platforms for Strategic Initiatives

SANTA PAULA, Calif. (June 7, 2005)—Calavo Growers, Inc. (Nasdaq-NMS: CVGW) and Limoneira Company today announced equity cross-investments in each other’s operations, creating a far-reaching agribusiness alliance that brings together the leading packer and marketer of avocados with one of its industry’s largest growers. The transaction involves an exchange of cash, stock and other considerations, but terms were not further disclosed.

     Under the agreement, Calavo, the global leader in the marketing of fresh and processed avocados and other perishable food products, acquires approximately 15 percent ownership interest in Limoneira, and becomes the company’s single-largest shareholder. Limoneira’s land holdings include 7,000 prime California agriculture acres, principally located in Ventura Country, that also afford promising real-estate development opportunities. The 112-year-old international land, farming and food company becomes Calavo’s second-largest shareholder through its newly obtained approximately seven percent equity stake.

     The synergies of the alliance become immediately evident. Most significantly, Calavo now packs, markets and distributes an estimated seven to 10 million pounds annually of avocados grown by Limoneira, which also produces lemons, oranges and other specialty crops. As point of note, Calavo distributes the fresh avocado crops of the world’s two largest growers: Limoneira and the Irvine Company. Additionally, Calavo recently relocated its corporate headquarters from Santa Ana, Calif., to leased office space on the Limoneira Company ranch in Santa Paula.

     Calavo Chairman, President and Chief Executive Officer Lee E. Cole and Harold S. Edwards, Limoneira’s president and CEO, jointly disclosed that among possible future initiatives is the construction of a new state-of-the art avocado packinghouse that would be constructed on Limoneira land. The CEOs left open the possibility that the companies might prospectively collaborate on additional programs in the future, but said presently there are no specific projects in mind.

     Cole stated: “This transaction is highly significant to Calavo and its shareholders. Through its investment in Limoneira, our company strengthens its business operations through substantial incremental avocado-packing volume and gives Calavo shareholders a stake in one of the country’s most diversified agribusiness and land companies. Limoneira’s 7,000 acres of land provide Calavo the opportunity to benefit from future commercial, residential and recreational real-estate development, creating additional value for our shareholders.”

     “For Limoneira, the relationship means becoming a substantial owner of the world’s leading avocado company and one of the most respected brand names in all of agribusiness,” said Edwards. “It also enables us to utilize available company office space and creates the prospect of future projects, such as the new packing facility. We are extremely pleased to become significant investors in Calavo, and are impressed with its operating strength, commanding market position and seasoned senior management team.”

     Calavo Growers and Limoneira Company are located at 1141 Cummings Road, Santa Paula, Calif., 93060. Calavo can be reached by telephone at 805-525-1245 or at www.calavo.com. Contact Limoneira at 805-525-5541 or www.limoneira.com.

About Calavo Growers, Inc.

     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.

About Limoneira Company

     Limoneira Company, a 112-year-old international land, farming and food company headquartered in Santa Paula, Calif., has grown to become one of the premier integrated agribusiness operations in the world. It played a major role in the development and growth of California’s citrus industry. Limoneira (pronounced lç mon ´âra), through its affiliated companies, partnerships, and strategic alliances, encompasses thousands of rich agricultural lands and commercial property throughout California.

Safe Harbor Statement

     This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2004. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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